Exhibit 99.1
September 29, 2006
Dear Valued Busey Customer,
I am pleased to announce that First Busey Corporation and Main Street Trust, Inc. have agreed to join forces and merge the operations of our financial companies. Because you are a valued Busey customer, I wanted to personally inform you of this exciting merger between the two finest financial institutions in central Illinois. It has long been a goal of mine to “Keep Busey, Busey,” and I hope you will be pleased with this announcement.
It is anticipated that the transaction agreement will close in mid-2007, subject to regulatory approval. In the fall of 2007 the two banks will merge under Busey Bank’s state bank charter, with our name remaining Busey Bank. Following the merger, Busey Bank will be able to offer you the convenience of 45 full-service banking centers and 125 ATM locations throughout central Illinois.
How will this merger benefit you?
•	Renewed commitment to maintain a strong, locally focused banking company in your community

•	Convenience of local decision making

•	Expanded range of financial products and services from which to choose and enhanced delivery of these products

•	Expanded access to banking centers

•	Increased lending limits

•	Enhanced investment services from the Busey Investment Group

•	More “surcharge-free” ATMs
We are working hard to provide you surcharge-free access to this expanded network of ATMs before the merger takes place. As soon as this is accomplished, we will notify you.
If you have additional questions, feel free to contact any of our financial services professionals. Again, we thank you for your business and appreciate the trust you have placed in our associates and First Busey Corporation.
Sincerely,
Douglas C. Mills
Chairman
First Busey Corporation